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                         [Printed on Cooper Letterhead]

                                                                    EXHIBIT 99.1

NEWS
RELEASE


FOR IMMEDIATE RELEASE
June 19, 1998

Contact:  John Breed
          (713) 209-8835

COOPER INDUSTRIES ADJUSTS QUARTERLY EARNINGS ESTIMATE

HOUSTON, June 19 -- Cooper Industries, Inc. (NYSE:CBE) announced today that it expects its earnings for the second quarter to be up modestly as compared to 1997, but lower than previously anticipated. The company has lowered its expectations due to reduced overall demand for utility products and hazardous duty electrical equipment worldwide. In addition, work stoppages at several General Motors facilities are now having a negative impact on an already weak automotive parts market.

     The effects of a continuing lack of large project orders and the deteriorating economic conditions in Asia are impacting revenues in several of the Company's businesses. Specifically, orders and shipments of power equipment and hazardous duty electrical construction materials are being postponed, in some cases indefinitely. The Company is also seeing more competitive conditions for these same products in domestic markets as utilities and large industrial customers begin to pare back inventories and capital spending programs.

    The remaining portions of Cooper's operations continue to perform very well compared to last year. Cooper's circuit protection products, lighting fixtures, and hand and power tools are expected to produce increased revenues and earnings during this quarter.

    "While we are unsure whether or not these conditions will continue for the remainder of the year, we have already begun to take steps to moderate the effects these changing market conditions may have on our performance," said H. John Riley, Jr., Chairman, President and Chief Executive Officer. "These actions include production cutbacks, general expense reductions and accelerated cost reduction programs. Taking these actions now should produce further earnings improvement over the remainder of the year," Riley added.

    Cooper Industries, with 1997 revenues of $5.3 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products. Additional information about Cooper is available on the company's World Wide Web site: www.cooperindustries.com.




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      Statements in this news release are forward-looking statements under the
Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, such as the level of market demand for the Company's products, competitive pressures and future economic conditions. These factors are discussed in the Company's 1997 Annual Report on Form 10-K and other Securities and Exchange Commission filings.

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